Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Alta Mesa Holdings, LP Announces Pricing of Upsized $500 Million Aggregate Principal Amount of Senior Notes Due 2024

HOUSTON, TEXAS, December 2, 2016 – Alta Mesa Holdings, LP (“Alta Mesa”) announced today that it and its wholly-owned subsidiary, Alta Mesa Finance Services Corp. (“Co-Issuer”), priced a private offering to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) of $500 million aggregate principal amount of 7 7/8% senior unsecured notes due 2024 at par (the “Notes”). This represents an increase of $50 million over the aggregate principal amount previously announced. The private offering is expected to close on December 8, 2016, subject to customary closing conditions.

Concurrently with this offering, Alta Mesa commenced a tender offer (the “Tender Offer”) to purchase for cash, subject to certain conditions, any and all of its $450 million aggregate principal amount of 9.625% senior notes due 2018 (the “2018 Notes”). Alta Mesa intends to use the net proceeds of this offering to fund the purchase of the 2018 Notes in the Tender Offer and the redemption of any 2018 Notes that remain outstanding after consummation of the Tender Offer, with remaining net proceeds to repay a portion of outstanding indebtedness under Alta Mesa’s senior secured revolving credit facility.

The securities to be sold have not been registered under the Securities Act, or under the securities laws of any other jurisdiction; and unless so registered, the securities may not be offered, sold, pledged or otherwise transferred within the United States, or to or for the account of U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable laws of any other jurisdiction. The Notes are expected to be eligible for trading by qualified institutional buyers in the United States under Rule 144A under the Securities Act and by non-U.S. persons under Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer of the securities will be made only by means of a private offering memorandum.

Forward-Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward looking-statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of: (i) the private offering to eligible purchasers under Rule 144A and Regulation S of the Securities Act of the Notes; (ii) the Tender Offer; and (iii) redemption of any of 2018 Notes that remain outstanding after consummation of the Tender Offer . Alta Mesa cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Alta Mesa cannot assure you that the proposed transactions listed above will be consummated on the terms Alta Mesa currently contemplates, if at all. Information concerning these and other factors can be found in Alta Mesa’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Alta Mesa undertakes no obligation to update any forward-looking statement contained in this press release, even if Alta Mesa’s expectations or any related events, conditions or circumstances change.

About Alta Mesa Holdings, LP

Alta Mesa is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa is headquartered in Houston, Texas.

FOR MORE INFORMATION CONTACT: Lance L. Weaver, (281) 943-5597, lweaver@altamesa.net